                                                                EXHIBIT 12

                         HUSSMANN INTERNATIONAL, INC.

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (DOLLARS IN MILLIONS)


                                        Three months ended March 31,
                                        ----------------------------
                                        Pro forma
                                          1998      1998      1997
                                        --------   -------  --------
Earnings:
Income (loss) before income tax expense
  and cumulative effect of accounting
  changes                                   7.5       6.2      (1.6)
Fixed charges                               5.5       5.3       5.4
                                        --------   -------  --------
  Earnings, as defined                     13.0      11.5       3.8
                                        ========   =======  ========

Fixed charges:
Interest expense                            4.6       4.4       4.5
One-third of all rents                      0.9       0.9       0.9
                                        --------   -------  --------
  Total fixed charges                       5.5       5.3       5.4
                                        ========   =======  ========

  Ratio of earnings to fixed charges        2.4x      2.2x      0.7x
                                        ========   =======  ========
                                                         Year ended December 31,
                                        -----------------------------------------------------------
                                        Pro forma
                                          1997      1997      1996       1995       1994     1993
                                        --------   -------  --------   --------   -------  --------
Earnings:
Income (loss) before income tax expense
  and cumulative effect of accounting
  changes                                  79.7      (3.8)     51.4       37.8      40.1      40.5
Fixed charges                              18.8      22.1      21.2       19.8      18.5      12.0
                                        --------   -------  --------   --------   -------  --------
  Earnings, as defined                     98.5      18.3      72.6       57.6      58.6      52.5
                                        ========   =======  ========   ========   =======  ========

Fixed charges:
Interest expense:                          15.6      18.9      18.0       16.8      15.6       9.1
One-third of all rents                      3.2       3.2       3.2        3.0       2.9       2.9
                                        --------   -------  --------   --------   -------  --------
  Total fixed charges                      18.8      22.1      21.2       19.8      18.5      12.0
                                        ========   =======  ========   ========   =======  ========

Ratio of earnings to fixed charges          5.2x      0.8x      3.4x       2.9x      3.2x      4.4x
                                        ========   =======  ========   ========   =======  ========


Earnings is defined as income (loss) before income tax expense from continuing operations, plus fixed charges, less minority interest in income of majority-owned subsidiaries.

The March 31, 1997 and December 31, 1997 ratio of earnings to fixed charges were less than one-to-one principally as a result of Whitman's administrative charge of $7.1 million and the $56.3 million non-recurring charges and restructuring related inventory write-downs, respectively.